SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT

This SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT is made the 10th day of December, 1997, with an effective date as described below, by and between UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC. (formerly "MedPlus Acquisition Corp.") (the "Purchaser"), an Ohio corporation and a wholly-owned subsidiary of MedPlus, Inc. ("MedPlus"), with its principal offices located at 8805 Governor's Hill Drive, Cincinnati, Ohio 45249, JAY AND JUDY HILNBRAND, individuals residing at 617 Sonora Ct., Cincinnati, Ohio 45215 ("Hilnbrand") and ROBERT C. WEISS, an individual residing at 5632 Julmar, Cincinnati, OH 45238 ("Weiss") (Hilnbrand and Weiss are collectively referred to as the "Sellers").

                            W I T N E S S E T H:

WHEREAS, the Purchaser and the Sellers entered into a Stock Purchase Agreement dated December 29th, 1995 (the "Initial Agreement") pursuant to which the Sellers sold to the Purchaser and the Purchaser purchased from the Sellers all of the common stock of HWB, Inc. owned by the Sellers (the "HWB Stock"); and

WHEREAS, the consideration for the HWB Stock, which the parties agree was a capital asset, was to be paid to the Sellers over a period of three years in the form of MedPlus common stock and/or cash and was to be calculated based on the revenues of the Purchaser during such three year period (the "Earn-Out Consideration"); and

WHEREAS, the Purchaser planned to combine with certain CAD resellers and conduct an initial public offering of its common stock (the "IPO") with an effective date on or before December 31, 1997 and as such Purchaser and Sellers executed the Amendment to Stock Purchase Agreement; and

WHEREAS, due to delays in the IPO process, the Purchaser now plans to combine with certain CAD resellers and conduct an initial public offering of its common stock (the "IPO") with an effective date on or before December 31, 1998 (the "IPO Date") and as such Purchaser and Sellers have agreed to amend the Initial Agreement a second time to extend the IPO Date accordingly; and

WHEREAS, if the IPO occurs, then following the IPO, MedPlus will no longer be the sole shareholder of the Purchaser; and

WHEREAS, if the IPO occurs, then as a result of the change in ownership and structure of the Purchaser following the IPO, the Purchaser and the Sellers desire to amend the Initial Agreement with respect to the Earn-Out Consideration to clarify the revenues as to which it applies and to provide for additional time during which the Earn-Out Consideration may be paid to the Sellers and to allow a portion of such consideration to be paid in the form of the Purchaser's common stock instead of MedPlus' common stock; and

WHEREAS, the Purchaser and Sellers agree that this Amendment to Stock Purchase Agreement shall only become effective in the event of the IPO and on the IPO Date, if any.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties, intending to be legally bound, agree as follows:

On the IPO Date, Schedule 2 to the Initial Agreement shall be amended to read in its entirety as follows:




"Schedule 2
Stock Purchase Consideration

On the IPO Date, the Purchaser shall pay to the Sellers $390,000 (of which
$311,922 shall be paid to Hilnbrand and $78,078 shall be paid to Weiss).   So
long as each of Jay Hilnbrand and Robert C. Weiss remains employed by the Purchaser until at least December 31, 1998, the following consideration shall be payable to Sellers no later than March 31, 1999, 2000 and 2001, respectively, as follows (the 'Earn-Out Consideration'):

If, during any of the three periods described below (the 'Earn-Out Periods'), the Audited Net Revenue (as defined below) of the Purchaser exceeds a certain amount, as listed below, with respect to that Earn-Out Period (the 'Earn-Out Threshold'), then Purchaser shall pay to the Sellers an aggregate amount equal to 99.9% of the 'Payment Amount' listed below (the 'Annual Payment'). In no event shall the cumulative aggregate of the Earn-Out Consideration for all three Earn-Out Periods exceed $2,610,000.

Earn-Out Period                            Earn-Out Threshold   Payment Amount
_________________                          __________________ ________________

January 31, 1998 through December 31, 1998    $1,525,000*          $1.00 for
                                                               each dollar of
                                                                 Audited Net
                                                                Revenue over
                                                              $1.525 million
January 1, 1999 through December 31, 1999      2,750,000          $1.00 for
                                                               each dollar of
                                                                 Audited Net
                                                                Revenue over
                                                               $2.75 million
January 1, 2000 through December 31, 2000      3,750,000          $1.00 for
                                                               each dollar of
                                                                 Audited Net
                                                                Revenue over
                                                                $3.75 million

*If the IPO does not occur on or before January 31, 1998, then for each month or partial month following January, 1998 in which the IPO does not occur, the Earn-Out Threshold for the first Earn-Out Period will be reduced by an amount equal to the "Forecasted Revenue" for that month. "Forecasted Revenue" for any month shall be calculated by dividing by three the forecast for the quarter in which such months falls.

For purposes hereof, 'Audited Net Revenue' of the Purchaser shall mean all the gross revenues related to the Purchaser's Step2000 software product (including, but not limited to, licensing and maintenance fees and consulting and application building fees with respect to Step2000), minus returns and allowances related to the Purchaser's Step2000 software product and minus the amount of accounts receivable written off as uncollectible during the period in question which are related to the Purchaser's Step2000 software product and which are either over 180 days old or are owed by a debtor which has declared bankruptcy or has otherwise admitted its insolvency in a public filing. In the event that the amount of any fees charged by Purchaser to any person who is an affiliate of Purchaser or MedPlus are less than the ordinary rates charged for customers who are not affiliates in arms-length transactions, then the amount of Audited Net Revenues for purposes of calculating the Earn-Out Consideration shall be increased by the amount by which the ordinary rates exceed the actual rates charged. All payments of the Earn-Out Consideration shall be made in cash or, at the election of the Purchaser, in a combination of cash and the Purchaser's common stock, provided that the common stock component of any payment of the Earn-Out Consideration shall not exceed 50%. To the extent the Purchaser's common stock is used to make any payment, each share so issued shall be deemed to have a value equal to the average of the closing price per share of the Purchaser's common stock on the Nasdaq National Market for each of the 20 trading days preceding the payment date. Notwithstanding the foregoing, payments may only be made in the form of the Purchaser's common stock if at the time of issuance thereof there is a registration statement effective under the Securities Act of 1933 covering a resale of such shares by Sellers, the cost of which shall not be the responsibility of Sellers. The term 'Purchaser's common stock' shall not include any securities of the Purchaser other than its common stock, or any securities of any successor of the Purchaser.

The percentage of each Annual Payment of Earn-Out Consideration to which each Seller is entitled is set forth as follows: Hilnbrand, 79.98%; Weiss 20.02%."

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Stock Purchase Agreement to be executed as of the day and year first above written.


UNIVERSAL DOCUMENT                           /s/ Jay Hilnbrand
MANAGEMENT SYSTEMS, INC.

                                             /s/ Judy Hilnbrand

By:  /s/ Philip S. Present II,
         Vice Chairman                       /s/ Robert C. Weiss
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